Exhibit 10.18

FORM OF EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT
AMONG
STORE CAPITAL CORPORATION, STORE CAPITAL ADVISORS, LLC AND MARY FEDEWA

This EMPLOYMENT AGREEMENT (the “Agreement”), dated as of [•], 2014 (the “Effective Date”), is by and among STORE Capital Corporation, a Maryland corporation (the “REIT” or the “Guarantor”), STORE Capital Advisors, LLC, a Delaware limited liability company (the “Company”), and Mary Fedewa (the “Executive”).

W I T N E S S E T H :

WHEREAS, the Company desires to secure the services of the Executive in the position set forth below, and the Executive desires to serve the Company in such capacity;

WHEREAS, the Company is a wholly owned subsidiary of the Guarantor with limited assets and the Guarantor desires to guaranty the obligations of the Company under this Agreement; and

WHEREAS, the Guarantor, the Company and the Executive desire to enter into this Agreement to, among other things, set forth the terms of such employment.

NOW, THEREFORE, in consideration of the future performance and responsibilities of the Executive and the Company and upon the other terms and conditions and mutual covenants hereinafter provided, the parties hereby agree as follows:

Section 1.  Employment.

(a)                                 Position.  The Executive shall be employed by the Company during the Term (defined below) as its Executive Vice President — Acquisitions, Assistant Secretary and Assistant Treasurer.

(b)                                 Duties.  The Executive’s principal employment duties and responsibilities shall be those duties and responsibilities customary for the positions of Executive Vice President — Acquisitions, Assistant Secretary and Assistant Treasurer and such other executive duties and responsibilities as the Chief Executive Officer shall from time to time reasonably assign to the Executive.  The Executive shall report directly to the Chief Executive Officer.

(c)                                  Extent of Services.  Except for illnesses and vacation periods, the Executive shall devote substantially all of her business time and attention and her best efforts to the performance of her duties and responsibilities under this Agreement.

Notwithstanding the foregoing, the Executive (i) may make any investment, so long as she is not obligated or required to, and shall not in fact, devote any substantial managerial efforts with respect to such investment; (ii) may participate in charitable, academic or community activities, and in trade or professional organizations; or (iii) may hold directorships, or equity interests, in other businesses as permitted by the Board of Directors of the Company (the “Board”) (the activities in clauses (i) through (iii) above are collectively referred to herein as the “Excluded Activities”); provided that none of the Excluded Activities individually or in the aggregate interfere with the performance of the Executive’s duties under this Agreement.

Section 2.  Term.  This Agreement shall become effective on the Effective Date and, unless terminated earlier as provided herein, shall continue in full force and effect thereafter until the fourth anniversary of the Effective Date.  For purposes of this Agreement, “Term” shall mean the actual duration of the Executive’s employment hereunder, taking into account any early termination of employment pursuant to Section 7.

Section 3.  Base Salary.  The Company shall pay the Executive a base salary annually (the “Base Salary”), which shall be payable in periodic installments according to the Company’s normal payroll practices.  The initial Base Salary shall be $420,000.  The Executive’s Base Salary shall be considered annually by the Board, or a committee thereof, and may be increased at the discretion of the Board or such committee.  Any increase shall be retroactive to January 1 of the year in which such increase is approved.  The Base Salary, including any increases, shall not be decreased during the Term.  For purposes of this Agreement, the term “Base Salary” shall mean the amount established and adjusted from time to time pursuant to this Section 3.

Section 4.  Annual Incentive Bonus.  The Executive shall be eligible to receive an annual incentive bonus (the “Target Bonus”) for each fiscal year during the Term of this Agreement, based on satisfactory achievement of reasonable performance criteria and objectives (satisfaction of such criteria and objectives, “Target Performance”) to be adopted by the Board, as advised by the Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, after consultation with management, each year prior to or as soon as practicable after the commencement of such year, but in no event later than March 1 of the applicable performance year, and set forth in a written plan (the “Annual Bonus Plan”).  If (i) the Compensation Committee determines that Target Performance has been fully achieved with respect to a given performance year and (ii) the Executive is employed by the Company throughout the entirety of such year (January 1 through December 31), then the Executive shall be entitled to receive payment of the full Target Bonus.  If the Compensation Committee determines that Target Performance is not achieved with respect to the applicable performance year, then the Compensation Committee may determine whether any Target Bonus shall be payable to the Executive for such year.

The Target Bonus, if any, shall be paid to the Executive no later than 30 days after the date the Board, or the Compensation Committee, determines (i) whether or not Target Performance for such performance year has been achieved, and (ii) the amount of the actual bonus; provided that, except as may be set forth in the Annual Bonus Plan, in no event shall any Target Bonus payable be paid later than February 15 of the year following the year to which it relates.  For the avoidance of doubt, if the Executive was employed by the Company from January 1 through December 31 of a performance year, the Executive has met the employment criterion for Target Bonus eligibility for that year and need not be employed by the Company thereafter, including at the time the Target Bonus, if any, is determined or paid for that performance year, in order to receive payment of any Target Bonus amount the Executive would otherwise be entitled to receive.

Section 5.  Other Equity Grants.  The Executive shall be eligible to receive such equity awards (in addition to any awards payable in respect of the Executive’s Target Bonus under Section 4), if any, as determined by the Board under any equity incentive plan(s) established by the Company or any of its affiliates.

Section 6.  Benefits.

(a)                                 Vacation.  The Executive shall be entitled to four weeks of vacation each full calendar year in accordance with the Company’s policies and procedures related to vacation time as are in effect from time to time.

(b)                                 Sick and Personal Days.  The Executive shall be entitled to sick and personal days on an as needed basis in accordance with the Company’s policies, procedures and limits related to sick and personal time as are in effect from time to time.

(c)                                  Employee Benefit Plans.  During the Term, the Executive (and, where applicable, her spouse and eligible dependents, if any, and their respective designated beneficiaries) shall be eligible to participate in and receive the benefit of each employee benefit plan sponsored or maintained by the Company and generally made available to other senior executives of the Company, subject to the generally applicable provisions thereof.  Nothing in this Agreement shall in any way limit the Company’s right to amend or terminate any such plan in its discretion, so long as any such amendment does not impair the rights of the Executive without treating similarly situated executives in a similar fashion.

(d)                                                                     Other Benefits.

(i)                                     Disability Insurance.  The Company shall pay the cost of maintaining a supplemental, long-term disability policy on behalf of the Executive, provided that the cost of such policy (to the Company) shall not exceed $15,000 per year, or such additional amount as may be subsequently approved by the Board or a committee thereof.

(ii)                                  Annual Physical.  The Company shall provide, at its cost, a medical examination for the Executive on an annual basis by a licensed physician in the Scottsdale or Phoenix, Arizona area selected by the Executive; provided that the expense for such annual physical shall not exceed $1,500 per year or such additional amount as may be subsequently approved by the Board or a committee thereof.

(iii)                               Club Dues.  The Company shall pay or reimburse the Executive for the monthly membership dues actually incurred by the Executive for one fitness or country club membership maintained by the Executive; provided that the payable or reimbursable amount shall not exceed $700 per month or such additional amount as may be subsequently approved by the Board or a committee thereof.  For the avoidance of doubt, except as specifically provided for above, the Company shall not pay or reimburse the Executive for any other expenses associated with such club membership (including, but not limited to, any initiation fees and personal expenditures at such club).

Section 7.  Termination.  The employment of the Executive by the Company pursuant to this Agreement shall terminate:

(a)                                 Death or Disability.  Immediately upon death or Disability of the Executive.  As used in this Agreement, “Disability” means a physical or mental impairment that substantially limits the Executive’s ability to perform her duties under this Agreement and that results in the Executive’s receipt of long-term disability benefits under the Company’s long-term disability plan.

(b)                                 For Cause.  At the election of the Company and subject to the provisions of this Section 7(b), immediately upon written notice by the Company to the Executive of her termination for Cause, with such notice to specify, with particularity, each basis for the Company’s determination that Cause exists.  For purposes of this Agreement, “Cause” means Executive’s (i) refusal or neglect, in the reasonable judgment of the Board, to perform substantially all her employment-related duties, which refusal or neglect is not cured within 20 days of receipt of written notice from the Company, (ii) willful misconduct, (iii) personal dishonesty, incompetence or breach of fiduciary duty which, in any case, has a material adverse impact on the business or reputation of the Company or any of its affiliates, as determined in the Board’s reasonable discretion, (iv) conviction of or entering a plea of guilty or nolo contendere (or any applicable equivalent thereof) to a crime constituting a felony (or a crime or offense of equivalent magnitude in any jurisdiction); (v) willful violation of any federal, state or local law, rule, or regulation that has a material adverse impact on the business or reputation of the Company or any of its affiliates, as determined in the Board’s reasonable discretion; or (vi) material breach of any covenant contained in Sections 11(b) through 11(e) of this Agreement.

(c)                                  For Good Reason.  At the election of the Executive, for Good Reason.  For purposes of this Agreement, “Good Reason” shall mean a termination of employment by the Executive on account of the occurrence of any of the following actions or omissions, without the Executive’s written consent:

(i)                                     A material reduction of, or other material adverse change in, the Executive’s duties, titles, responsibilities or reporting requirements, or the assignment to the Executive of any duties, responsibilities or reporting requirements that are materially inconsistent with her position;

(ii)                                  A reduction by the Company in the Executive’s annual Base Salary or Target Bonus amount;

(iii)                               (x) the requirement by the Company that the primary location at which the Executive performs her duties (“Principal Place of Employment”) be changed to a location that is outside of a 35-mile radius of Scottsdale, Arizona, or (y) a substantial increase in the amount of travel that the Executive is required to do because of a relocation of the Company’s headquarters from Scottsdale, Arizona.  The parties acknowledge that, for these purposes, Executive’s Principal Place of Employment shall be Scottsdale, Arizona;

(iv)                              A material breach by the Company of any provision of this Agreement not otherwise specified in this Section 7(c); it being agreed and understood that any breach of the Company’s obligations under Section 6(d) shall not constitute a material breach of this Agreement and the Executive’s sole remedy for any breach of such Section 6(d) shall be monetary damages; and

(v)                                 Any failure by the Company, in the event of a Change of Control (as hereinafter defined), to obtain from any successor to the Company an agreement to assume and perform this Agreement, as contemplated by Section 16(e), which has not been cured within 20 days after written notice of the failure has been given by the Executive to the Company.

Notwithstanding the foregoing, termination for Good Reason shall not be effective until (x) the Executive provides the Company with written notice specifying, with particularity, each basis for the Executive’s determination that Good Reason exists and (y) the Company fails to cure or resolve the issues identified by the Executive’s notice within 20 days of receipt of such notice.  The

Company and the Executive agree that such 20-day period shall be utilized to engage in discussions in a good faith effort to cure or resolve the behavior otherwise constituting Good Reason, and that the Executive will not be considered to have resigned from employment during the 20-day period.

(d)                                 Without Cause; Without Good Reason.  At the election of the Company, without Cause, upon 30 days’ prior written notice to the Executive, or at the election of the Executive, without Good Reason, upon 120 days’ prior written notice to the Company.  For the avoidance of doubt, the exercise of the Company’s right to not extend the Term shall neither constitute a termination at the election of the Company without Cause nor a basis for the Executive to terminate her employment for Good Reason.

Section 8.  Effects of Termination.

(a)                                 Termination By the Company Without Cause or By the Executive for Good Reason.

(i)                                     By the Company Without Cause.  If the employment of the Executive should be terminated by the Company for any reason other than Cause, death or Disability, then the Company shall pay compensation and benefits for the Executive as follows:

(A)                               any and all Base Salary, Target Bonus and any other compensation-related payments that have been earned, including pay in lieu of accrued, but unused, vacation, and unreimbursed expenses that are owed as of the date of her termination of employment that are related to any period of employment preceding her termination date (the “Accrued Obligations”).  Any Target Bonus that is part of the Accrued Obligations shall be paid at the time provided for in Section 4.  Any Accrued Obligations that are deferred compensation shall be payable in accordance with the terms and conditions of the applicable plan, program or arrangement.  All other Accrued Obligations shall be paid within 30 days of the date of termination, or, if earlier, not later than the time required by applicable law; provided that payment in respect of any unpaid expenses shall be subject to submission of substantiation of such expenses in accordance with the Company’s applicable expense policy;

(B)                               the cash portion of the Target Bonus (the “Target Cash Bonus”) for which the Executive is eligible for the year in which the termination of employment occurs, prorated for the portion of such year during which the Executive was employed by the Company prior to the effective date of her termination of employment;

(C)                               an amount equal to one and one-half times the sum of (i) the Executive’s Base Salary in effect on the date of termination, plus (ii) an amount equal to the Target Cash Bonus for which the Executive was eligible during the last completed fiscal year, regardless of whether the Executive actually received such Target Cash Bonus for that year (the sum of the amounts payable under clauses (B) and (C) hereof constituting the “Severance Payment”);

(D)                               any and all outstanding unvested shares of restricted common stock of the REIT that had been awarded to Executive in respect of any equity portion of the Target Bonus (the “Unvested RSU Bonus Shares”) shall immediately vest and any restrictions thereon shall lapse immediately upon such termination of employment;

(E)                                subject to the provisions of Section 8(e), the Severance Payment shall be made in a single, lump sum cash payment within 60 days following the effective date of the Executive’s termination of employment, or, if at the effective date of such termination, the Executive is a specified employee within the meaning of Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”), six months following the effective date of such termination; and

(F)                                 to the extent to which the Executive is eligible for and elects to receive continued coverage for herself and, if applicable, her eligible dependents under the Company’s medical and health benefits plan(s) in accordance with the provisions of COBRA, for a period of 12 months following termination of the Executive’s employment (or, if less, for the period that the Executive is eligible for such COBRA continuation coverage), the Company shall pay for or reimburse the Executive on a monthly basis for the excess of (x) the amount that the Executive is required to pay monthly to maintain such continued coverage under COBRA over (y) the amount that the Executive would have paid monthly to participate in the Company’s medical and health benefits plans had she continued to be an employee of the Company.

(ii)                                  By the Executive for Good Reason.  If the employment of the Executive should be terminated by reason of termination by the Executive for Good Reason, then the Company shall pay compensation and benefits for the Executive as follows:

(A)                               the Accrued Obligations.  Any Target Bonus that is part of the Accrued Obligations shall be paid at the time provided for in Section 4.  Any Accrued Obligations that are deferred compensation shall be payable in accordance with the terms and conditions of the applicable plan, program or arrangement.  All other Accrued Obligations shall be paid within 30 days of the date of termination, or, if earlier, not later than the time required by applicable law; provided that payment in respect of any unpaid expenses shall be subject to submission of substantiation of such expenses in accordance with the Company’s applicable expense policy;

(B)                               the Severance Payment;

(C)                               subject to the provisions of Section 8(e), the Severance Payment shall be made in a single, lump sum cash payment within 60 days following the effective date of the Executive’s termination of employment, or, if at the effective date of such termination, the Executive is a specified employee within the meaning of Section 409A(a)(2)(B) of the Code, six months following the effective date of such termination; and

(D)                               to the extent to which the Executive is eligible for and elects to receive continued coverage for herself and, if applicable, her eligible dependents under the Company’s medical and health benefits plan(s) in accordance with the provisions of COBRA, for a period of 12 months following termination of the Executive’s employment (or, if less, for the period that the Executive is eligible for such COBRA continuation coverage), the Company shall pay for or reimburse the Executive on a monthly basis for the excess of (x) the amount that the Executive is required to pay monthly to maintain such continued coverage under COBRA over (y) the amount that the Executive would have paid monthly to participate in the Company’s medical and health benefits plans had she continued to be an employee of the Company.

(b)                                 Termination on Death or Disability.  Upon a termination of employment due to the Executive’s death or Disability, the Company shall have no further liability or further obligation to the Executive except that the Executive (or, if applicable, her estate or designated beneficiaries under any Company-sponsored employee benefit plan in the event of her death) shall be entitled to receive:

(i)                                     the Accrued Obligations, at the times provided in Section 8(a)(i);

(ii)                                  within 30 days after such termination of employment, an amount equal to the Executive’s Target Cash Bonus for the year in which the Executive’s death or Disability occurs, but prorated for the portion of the year during which the Executive was employed prior to her death or termination of employment due to Disability, and subtracting out all Target Bonus payments related to that performance year received by the Executive during such year;

(iii)                               immediate vesting of any and all outstanding Unvested RSU Bonus Shares, such that all restrictions thereon shall lapse immediately upon such termination of employment; and

(iv)                              to the extent to which the Executive is eligible for and elects to receive continued coverage under the Company’s medical and health benefits plan(s) in accordance with the provisions of COBRA for herself and, if applicable, her eligible dependents, or her eligible dependents are eligible for such continued coverage due to the Executive’s death, then for a period of 18 months following the Executive’s termination of employment (or, if less, for the period that the Executive or any such dependent is eligible for such COBRA continuation coverage), the Company shall pay for or reimburse the Executive or such dependents on a monthly basis for the excess of (x) the amount that the Executive or any such dependent is required to pay monthly to maintain such continued coverage under COBRA over (y) the amount that the Executive would have paid monthly to participate in the Company’s medical and health benefits plans had she continued to be an employee of the Company.

(c)                                  By the Company for Cause or By the Executive Without Good Reason.  In the event that the Executive’s employment is terminated (i) by the Company for Cause or (ii) voluntarily by the Executive without Good Reason, the Company’s sole obligation shall be to pay the Executive the Accrued Obligations at the times provided in Section 8(a)(i).

(d)                                 Termination of Authority.  Immediately upon the Executive terminating or being terminated from her employment with the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of her terminated or expired positions, and shall be without any of the authority or responsibility for such positions.  On request of the Board at any time following her termination of employment for any reason, the Executive shall resign from the Board if then a member and shall execute such documentation as the Company shall reasonably request to evidence the cessation of her terminated or expired positions.

(e)                                  Release.  Prior to the payment by the Company of any of the Executive’s Severance Payment, and in no event later than 50 days following the effective date of Executive’s termination, the Executive shall, as a condition to receipt of such Severance Payment, deliver to the Company (and shall not have revoked) a mutually acceptable release agreement with respect to all potential claims the Executive may have against the Company related to the Executive’s employment with the Company prior to the date of payment by the Company of the Executive’s Severance Payment.  The Company shall be responsible for providing a proposed form of release within 10 business days of the date of termination of employment, and the Executive shall have 21 calendar days (or such other time as may be required by law) in which to consider, execute and return the release to the Company.  If the Company does not timely provide a proposed form of release, the requirement that the Executive sign a release shall be deemed waived by the Company.  If the Company timely provides a proposed form of release and the Executive does not timely execute and return it, or revokes such release after delivery, the Company shall not be required to pay the Executive all or any portion of the Severance Payment.

Section 9.  Change of Control.

(a)                     Change of Control.  For purposes of this Agreement, a “Change of Control” will be deemed to have taken place upon the occurrence of any of the following events:

(a)                           The acquisition of more than 50% of the then outstanding voting securities of the Company, the REIT or STORE Holding Company, LLC (“STORE Holdco”) by any person, entity or affiliated group, excluding any employee benefit plan of the Company, any “Sponsor Member” or any “Affiliate” of a Sponsor Member (as such terms are defined in the Limited Liability Company Agreement, dated as of May 17, 2011 of STORE Holdco, as amended or supplemented from time to time (the “LLC Agreement”));

(b)                           The consummation of any merger or consolidation of the Company, the REIT or STORE Holdco into another company, such that the holders of the voting securities of the Company, the REIT or STORE Holdco immediately prior to such merger or consolidation are less than 50% of the combined voting power of the securities of the surviving company or the parent of such surviving company;

(c)                            The complete liquidation of the Company, the REIT or STORE Holdco or the sale or disposition of all or substantially all of the Company’s, the REIT’s or STORE Holdco’s assets, such that, after the transaction, the holders of the voting securities of the Company, the REIT or STORE Holdco immediately prior to the transaction hold less than 50% of the voting securities of the acquirer or the parent of the acquirer; or

(d)                           The “Sponsor Directors” (as defined in the LLC Agreement) on the board of directors of STORE Holdco at the beginning of any consecutive 24 calendar month period commencing on or after the Effective Date (the “Incumbent Members”) cease for any reason other than death to constitute at least a majority of the members of such board; provided that any director whose election, or nomination for election by a Sponsor Member, was approved by a vote of at least a majority of the members of the board then still in office who were members of such board at the beginning of such 24 calendar month period, shall be deemed to be an Incumbent Member.  For the avoidance of doubt, if the applicable board is made up of an even number of directors, such majority shall mean fifty-one percent (51%) or more of the directors.

(b)                     Certain Benefits Upon (or In Connection With) a Change of Control.  If, within six months and one day prior to or after a Change of Control, the Executive’s employment with the Company is terminated by the Company for any reason, notwithstanding anything else appearing in this Agreement or otherwise, the Executive shall become 100% vested in any Unvested RSU Bonus Shares, such that all restrictions thereon shall lapse immediately upon such termination of employment.

Section 10.  Section 280G of the Code.  Notwithstanding anything contained in this Agreement to the contrary, if the Executive would receive (i) any payment, deemed payment or other benefit as a result of the operation of Section 8 or 9 hereof that, together with any other payment, deemed payment or other benefit the Executive may receive under any other plan, program, policy or arrangement (collectively with the payments under Section 8 and 9 hereof, the “Covered Payments”), would constitute an “excess parachute payment” under section 280G of the Code that would be or become subject to the tax (the “Excise Tax”) imposed under Section 4999 of the Code or any similar tax that may hereafter be imposed, and (ii) a greater net after-tax benefit by limiting the Covered Payments so that the portion thereof that are parachute payments do not exceed the maximum amount of such parachute payments that could be paid to the Employee without Employee’s being subject to any Excise Tax (the “Safe Harbor Amount”), then the Covered Payments to the Executive shall be reduced (but not below zero) so that the aggregate amount of parachute payments that the Executive receives does not exceed the Safe Harbor Amount.  In the event that the Executive receives reduced payments and benefits hereunder, such payments and benefits shall be reduced in connection with the application of the Safe Harbor Amount in the following manner: first, the Executive’s Severance Payment shall be reduced, followed by, to the extent necessary and in order, (i) the Target Cash Bonus; (ii) any the continuation of medical benefits, (iii) the Unvested RSU Bonus Shares and (iv) the Accrued Obligations.  For purposes of determining whether any of the Covered Payments will be subject to the Excise Tax, such Covered Payments will be treated as “parachute payments” within the meaning of Section 280G of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless, and except to the extent that, in the good faith judgment of a public accounting firm appointed by the Company prior to the Change in Control or tax counsel selected by such accounting firm (the “Accountants”), the Company has a reasonable basis to conclude that such Covered Payments (in whole or in part) either do not constitute “parachute payments” or represent reasonable compensation for personal services actually rendered (within the meaning of Section 280G(b)(4)(B) of the Code) in excess of the allocable portion of the “base amount,” or such “parachute payments” are otherwise not subject to such Excise Tax, and the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

Section 11.  Noncompetition; Nonsolicitation and Confidentiality.

(a)                                 Consideration.  All payments and benefits to the Executive under this Agreement shall be subject to the Executive’s compliance with subparagraphs (b), (c), (d) and (e) of this Section 11, during the Term and for the period of time following the Term specified in each such subparagraph.

(b)                                 Noncompetition.  During the Term and for a period of 12 months following the termination of the Executive’s employment (the “Restricted Period”), the Executive shall not, anywhere in the United States, directly or indirectly, whether as a principal, partner, member, employee, independent contractor, consultant, shareholder or otherwise, provide services to (i) any entity (or any division, unit or other segment of any entity) whose principal business is to originate, or provide management services in connection with the origination of, mortgage loans to, or the purchase of real estate from, and the lease of such real estate back to, the owners and/or operators of, single-tenant retail, distribution, storage, industrial or service companies in the United States, including but not limited to automotive dealers, automotive parts and services stores, bank branches, convenience stores, car washes, department stores, discount stores, drug stores, universities/other education campuses, health clubs/gyms, travel plazas, movie theatres, restaurants, medical facilities and supermarkets, or (ii) any other business or in respect of any other endeavor that is competitive with or similar to any other business activity (x) engaged in by the Company or any of its subsidiaries  prior to the date of the Executive’s termination of employment or (y) that has been submitted to the Board (or a committee thereof) for consideration and that is under active consideration by the Board (or a committee thereof) as of the date of the Executive’s termination of employment.  Nothing in this Section 11 shall prohibit the Executive from making any passive investment in a public company, from owning 5% or less of the issued and outstanding voting securities of any entity, or from serving as a non-employee, independent director of a company that does not compete with the Company or any of its affiliates (as described in this Section 11(b)), provided that such activities do not create a conflict of interest with Executive’s employment by the Company or result in the Executive being obligated or required to devote any managerial efforts.

Notwithstanding anything in this Section 11(b) to the contrary, if (i) the Executive’s employment is terminated under circumstances that the Company asserts do not obligate the Company to make the Severance Payment described in Section 8(a) (e.g., the Company asserts that the Executive’s employment is terminated for Cause), (ii) the Executive disagrees and timely invokes the arbitration process set forth in Section 13(a) to challenge such assertion, and (iii) the Company does not, within 10 business days after it receives the Executive’s written demand for arbitration either make the Severance

Payment, confirm in writing that it will make the Severance Payment if the Severance Payment is not yet due, or deposit the full amount of the Severance Payment in escrow with a third party unaffiliated bank pending the outcome of the arbitration, then this Section 11(b) shall cease to apply to the Executive, and such cessation shall be retroactive to the date of termination of employment.  To effectuate the purpose of this provision, the Company will, within 10 business days of the termination of Executive’s employment, regardless of who initiates such termination or the reason for it, provide the Executive with a written statement of the Company’s position regarding whether the Company is obligated to make the Severance Payment.

(c)                                  Non-Solicitation of Employees.  During the Restricted Period, except in accordance with performance of her duties hereunder, the Executive shall not directly or indirectly induce any employee of the Company or any of its subsidiaries to terminate employment with that entity, and the Executive shall not directly or indirectly, either individually or as owner, agent, employee, consultant or otherwise, employ, offer employment to or otherwise interfere with the employment relationship of the Company or any of its subsidiaries with any person who is or was employed by the Company or such subsidiary unless, at the time of such employment, offer or other interference, such person shall have ceased to be employed by such entity for a period of at least six months; provided, that the foregoing will not apply to individuals solicited or hired as a result of the use of an independent employment agency (so long as the agency was not directed to solicit or hire a particular individual).

(d)                                 Non-Solicitation of Clients.  During the Restricted Period, the Executive shall not solicit or otherwise attempt to establish any business relationship with any Person that is, or during the 12-month period preceding the date of the Executive’s termination of employment with the Company was, a customer, client or distributor of the Company or any of its subsidiaries if the solicitation or establishment of the business relationship is in connection with or on behalf of any business that the Executive is precluded from providing services to pursuant to Section 11(b).

(e)                                  Confidentiality.  At any time during or after the Executive’s employment with the Company, the Executive shall not, without the prior written consent of the Company, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity any confidential or proprietary information pertaining to the business of the Company or any of its subsidiaries (“Confidential Information”).  The Company acknowledges that, prior to her employment with the Company, the Executive has lawfully acquired extensive knowledge of the industries and businesses in which the Company engages and the Company’s customers, and that the provisions of this Section 11 are not intended to restrict the Executive’s use of such previously acquired knowledge.  Upon termination of the Executive’s employment with the Company for any reason, the Executive shall return to the Company all Company property and all written Confidential Information in the possession of the Executive.  Notwithstanding anything in this

Agreement or any other Company document to the contrary, the Executive shall be permitted, and the Company expressly acknowledges the Executive’s right, to divulge, disclose or make accessible to the Executive’s counsel any Confidential Information that, in the good faith judgment of the Executive (or her counsel), is necessary or appropriate in order for counsel to evaluate the Executive’s rights, duties or obligations under this Agreement or in connection with the Executive’s status as an officer and/or director of the Company or REIT.

In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information to a third party (other than her counsel), the Executive agrees to (a) promptly notify the Company in writing of the existence, terms and circumstances surrounding such request or requirement; (b) consult with the Company, at the Company’s request, on the advisability of taking legally available steps to resist or narrow such request or requirement; and (c) assist the Company, at the Company’s request and expense, in seeking a protective order or other appropriate remedy.  In the event that such protective order or other remedy is not obtained or that the Company requests no consultation or assistance from the Executive pursuant to this provision or otherwise waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless such disclosure was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.

(f)                                   Injunctive Relief with Respect to Covenants.  The Executive acknowledges and agrees that the covenants and obligations of the Executive with respect to noncompetition, nonsolicitation and confidentiality, as the case may be, set forth herein relate to special, unique and extraordinary matters and that a violation or threatened violation of any of the terms of such covenants or obligations will cause the Company irreparable injury for which adequate remedies are not available at law.  Therefore, the Executive agrees, to the fullest extent permitted by applicable law, that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) restraining the Executive from committing any violation of the covenants or obligations contained in this Section 11.  These injunctive remedies are cumulative and are in addition to any other rights and remedies the Company may have at law or in equity.  In connection with the foregoing provisions of this Section 11, the Executive represents that her economic means and circumstances are such that such provisions will not prevent her from providing for herself and her family on a basis satisfactory to her.

Nothing in this Section 11 shall impede, restrict or otherwise interfere with the Executive’s management and operation of the Excluded Activities.

The Executive agrees that the restraints imposed upon her pursuant to this Section 11 are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area.  The parties further agree that, in the event that any provision of this Section 11 shall be determined by any court or arbitrator of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision may be modified by the court or arbitrator to permit its enforcement to the maximum extent permitted by law.

Section 12.  Intellectual Property.  During the Term, the Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by her in the course of her employment, her entire right, title and interest in and to any and all inventions, developments, discoveries, models, or any other intellectual property of any type or nature whatsoever developed solely during the Term (“Intellectual Property”), whether developed by her during or after business hours, or alone or in connection with others, that is in any way related to the business of the Company, its successors or assigns.  This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with her obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in part by the Company, (b) do not interfere with the performance of the Executive’s duties under this Agreement, and (c) do not contain any Confidential Information or Intellectual Property of the Company.  The Executive agrees, at the Company’s expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

Section 13.  Disputes.

(a)                     Arbitration.  Excluding requests for equitable relief by the Company under Section 11(f), all controversies, claims or disputes arising between the parties that are not resolved within 60 days after written notice from one party to the other setting forth the nature of such controversy, claim or dispute shall be submitted to binding arbitration (i) in Maricopa County, Arizona, with respect to controversies, claims or disputes that relate solely to this Agreement, or (ii) in New York, New York, with respect to controversies, claims or disputes that relate to both this Agreement and the LLC Agreement.  Arbitration of disputes under this Agreement shall proceed in accordance with the Employment Dispute Resolution Rules of the American Arbitration Association, and arbitration of disputes under the LLC Agreement shall proceed in accordance with the Commercial Arbitration Rules, each as then in effect (together with the Employment Dispute Resolution Rules, the “Rules”), provided that both parties shall have the opportunity to conduct pre-arbitration discovery. The arbitration shall be decided by a single arbitrator mutually agreed upon by the parties or, in the absence of such agreement, by an arbitrator selected according to the applicable Rules.  In the event of a conflict between the Employment Dispute Resolution Rules and the Commercial Arbitration Rules in a dispute where both sets of Rules apply, the Commercial Arbitration Rules shall control.  Notwithstanding the foregoing, if either the Company or the Executive shall request, such mutually agreeable arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Executive, and the third selected by agreement of the first two arbitrators or, in the absence of such agreement, in accordance with the applicable Rules.

(b)                     Jury Waiver.  Each party to this Agreement understands and expressly acknowledges that in agreeing to submit the disputes described in Section 13(a) to binding arbitration, she or it is knowingly and voluntarily waiving all rights to have such disputes heard and decided by the judicial process in any court in any jurisdiction.  This waiver includes, without limitation, the right otherwise enjoyed by such party to a jury trial.

(c)                      Limitations Period.  All arbitration proceedings pursuant to this Agreement shall be commenced within the time period provided for by the legally recognized statute of limitations applicable to the claim being asserted.  No applicable limitations period shall be deemed shortened or extended by this Agreement.

(d)                     Arbitrator’s Decision.  The arbitrator shall have the power to award any party any relief available to such party under applicable law, but may not exceed that power.  The arbitrator shall explain the reasons for the award and must produce a formal written opinion.  The arbitrator’s award shall be final and binding and judgment upon the award may be entered in any court of competent jurisdiction.  There shall be no appeal from the award except on those grounds specified by the Federal Arbitration Act and case law interpreting the Federal Arbitration Act.

(e)                      Legal Fees.  Notwithstanding anything to the contrary in Section 13(d), the Company shall pay or promptly reimburse the Executive for the reasonable legal fees and expenses incurred by the Executive in successfully enforcing or defending any right of the Executive pursuant to this Agreement even if the Executive does not prevail on all issues; provided, however, the Company shall have no obligation to reimburse the Executive unless the amount recovered by the Executive from the Company is at least the greater of (x) $50,000 or (y) 25% of the award sought by the Executive in any arbitration or other legal proceeding.

Section 14.  Indemnification.  The Company shall indemnify the Executive, to the maximum extent permitted by applicable law and the governing instruments of the Company, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director or employee of the Company.

Section 15.  Cooperation in Future Matters.  The Executive hereby agrees that for a period of 12 months following her termination of employment she shall cooperate with the Company’s reasonable requests relating to matters that pertain to the Executive’s employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making herself reasonably available to the Company for other related purposes.  Any such cooperation shall be performed at scheduled times taking into consideration the Executive’s other commitments, and the Executive shall be compensated at a reasonable hourly or per diem rate to be agreed upon by the parties to the extent such cooperation is required on more than an occasional and limited basis.  The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with her rights under or ability to enforce this Agreement.

Section 16.  General.

(a)                                 Notices.  All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or facsimile, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified in writing to the other party hereto, in accordance with this Section 16(a).

to the Company:

Store Capital Advisors, LLC
8501 East Princess Drive

Suite 190

Scottsdale, AZ  85255

Attention:	Chief Executive Officer
Facsimile:	480.256.1101

to the Executive, at her last residence shown on the records of the Company.

A copy of each notice provided by either party shall also be delivered to:

Debevoise & Plimpton LLP
919 Third Avenue
New York, NY 10022

Attention:	Jasmine Ball
Facsimile:	212.909.6836
email:	jball@debevoise.com

and

Oaktree Capital Management. L.P.

1301 Avenue of the Americas, 34th Floor

New York, NY  10019

Attention:	Ken Liang
Facsimile:	213.830.6422
email:	kliang@oaktreecapital.com

and

Kutak Rock LLP
Suite 3100
1801 California Street
Denver, CO  80202

Attention:	Paul E. Belitz
Facsimile:	303.292.7799
email:	paul.belitz@kutakrock.com

Any such notice shall be effective (i) if delivered personally, when received; (ii) if sent by overnight courier, when receipted for; and (iii) on confirmed receipt if sent by written telecommunication or facsimile; provided that a copy of such communication is sent by regular mail, as described above.

(b)                                 Severability.  If a court of competent jurisdiction finds or declares any provision of this Agreement invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

(c)                                  Waivers.  No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

(d)                                 Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

(e)                                  Assigns.  This Agreement shall be binding upon and inure to the benefit of the Company’s successors and the Executive’s personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees.  This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive’s personal services.  This Agreement shall not be assignable by the Company except that the Company shall assign it in connection with a transaction involving the succession by a third party to all or substantially all of the Company’s or the REIT’s business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise).  When assigned to a successor, the assignee shall assume this Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of such an assignment.  For all purposes under this Agreement, the term “Company” or “REIT” shall include any successor to the Company’s or the REIT’s business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

(f)                                   Entire Agreement.  This Agreement contains the entire understanding of the parties and supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof.  For the avoidance of doubt, the parties hereto acknowledge that that certain Employment Agreement, dated as of May 17, 2011 (as amended, supplemented or modified from time to time), by and among the Company, the Guarantor and the Executive, and any rights, obligations and liabilities thereunder shall automatically be terminated upon the effectiveness of this Agreement.  This Agreement may not be amended except by a written instrument hereafter signed by the Executive and a duly authorized representative of the Company’s Board (other than the Executive).

(g)                                  Guarantee.  By executing this Agreement, the REIT hereby unconditionally guarantees all obligations of the Company under this Agreement.

(h)                                 Governing Law.  This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the State of Arizona, without giving effect to principles of conflicts of law.

(i)                                     409A Compliance.  It is intended that this Agreement comply with Section 409A of the Code and the Treasury Regulations and IRS guidance thereunder (collectively referred to as “Section 409A”).  Notwithstanding anything to the contrary, this Agreement shall, to the maximum extent possible, be administered, interpreted and construed in a manner consistent with Section 409A.  To the extent that any reimbursement, fringe benefit or other, similar plan or arrangement in which the Executive participates during the Term or thereafter provides for a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the amount of the benefit provided thereunder in a taxable year of the Executive shall not affect the amount of such benefit provided in any other taxable year of the Executive (except that a plan providing medical or health benefits may impose a generally applicable limit on the amount that may be reimbursed or paid), (b) any portion of such benefit provided in the form of a reimbursement shall be paid to the Executive on or before the last day of the Executive’s taxable year following the Executive’s taxable year in which the expense was incurred and (c) such benefit shall not be subject to liquidation or exchange for any other benefit.  For all purposes under this Agreement, reference to the Executive’s “termination of employment” (and corollary terms) from the Company shall be construed to refer to the Executive’s “separation from service” (as determined under Treas. Reg. Section 1.409A-1(h), as uniformly applied by the Company) from the Company.  If the Executive is a “specified employee” within the meaning of Section 409A, any payment required to be made to the Executive hereunder upon or following her date of termination for any reason other than death or “disability” (as such terms are used in Section 409A(a)(2) of the Code) shall, to the extent necessary to comply with, and avoid imposition on the Executive of any tax penalty imposed under Section 409A, be delayed and paid in a single lump sum during the ten day period following the six-month anniversary of the date of termination.

(j)                                    Construction.  The language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.  The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction.

(k)                                 Payments and Exercise of Rights After Death.  Any amounts payable hereunder after the Executive’s death shall be paid to the Executive’s designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution.  The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement.  If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to her death, all amounts thereafter due hereunder shall be paid, as and when payable, to her spouse, if he survives the Executive, and otherwise to her estate.

(l)                                     Consultation With Counsel.  The Executive acknowledges that, prior to the execution of this Agreement, she has had a full and complete opportunity to consult with counsel or other advisers of her own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.  The Company acknowledges that, following the execution of this Agreement, the Executive shall have the right to consult with counsel of her choosing (at the Executive’s personal expense) concerning the terms, enforceability and implications of this Agreement and the

Executive’s rights, duties and obligations hereunder and as an officer and/or director of the Company or REIT and, in so doing, may divulge Confidential Information to her counsel.

(m)                             Withholding.  Any payments provided for in this Agreement shall be paid after deduction for any applicable income tax withholding required under federal, state or local law.

(n)                                 No Mitigation of Damages.  Executive shall not be required to mitigate damages or the amount of any payment provided for under this Agreement by seeking other employment or otherwise after the termination of her employment hereunder.

(o)                                 Survival.  The provisions of Sections 8, 9, 10, 11, 12, 13, 14, 15 and 16 shall survive the termination of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

STORE CAPITAL ADVISORS, LLC

By:

Name:
Title:

STORE CAPITAL CORPORATION, as guarantor of the Company’s obligations hereunder

By

Name:
Title:

EXECUTIVE

Mary Fedewa